Exhibit 10.4

INCENTIVE STOCK OPTION AGREEMENT UNDER THE INTELLIA THERAPEUTICS, INC.

2025 EQUITY INCENTIVE PLAN

Name of Optionee:	%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
Number of Option Shares:	%%TOTAL_SHARES_GRANTED,’999,999,999’%-%
Option Exercise Price per Option Share:	%%OPTION_PRICE,’$999,999,999.99’%-%
Grant Date:	%%OPTION_DATE,’Month DD, YYYY’%-%
Vesting Commencement Date:	%%GRANT_USER_DEFINED_FIELD_2%-%
Expiration Date:	%%EXPIRE_DATE_PERIOD1,’Month DD, YYYY’%-%

Pursuant to the Intellia Therapeutics, Inc. 2025 Equity Incentive Plan, as amended through the date hereof (the “Plan”), Intellia Therapeutics, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value

$0.0001 per share, of the Company (the “Option Shares”), specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan.

1.
Vesting Schedule.
(a)
No portion of this Stock Option may be exercised until such portion has become exercisable.
(b)
Subject to the discretion of the Administrator (as defined in the Plan) to accelerate the exercisability schedule hereunder, this Stock Option will become exercisable (“vest”) as to 33% of the original Number of Option Shares specified above on the first anniversary of the Vesting Commencement Date specified above, and the remaining Option Shares will vest in 24 substantially equal monthly installments after the first anniversary of the Vesting Commencement Date through the third anniversary of the Vesting Commencement Date; provided that the Optionee remains in a Service Relationship (as defined in the Plan) though the applicable vesting date.
(c)
Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date specified above, subject to the provisions hereof and of the Plan.
2.
Manner of Exercise.
(a)
The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Administrator of the Optionee’s election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.
(b)
Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or (iii) a combination of (i) and (ii) above. Payment instruments will be received subject to collection.
(c)
The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock (as defined in the Plan) to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations.
(d)
The Option Shares purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Option Shares unless and until this Stock Option has been exercised pursuant to the terms hereof, the Company or the transfer agent has transferred the shares to the Optionee, and the Optionee’s name has been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Option Shares.
(e)
Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.
3.
Termination of Service. If the Optionee’s Service Relationship terminates, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below. In addition, this Stock Option is subject to the terms and conditions of the Intellia Therapeutics, Inc. Retirement Policy for Equity Awards, a copy of which is attached hereto as Exhibit A.
(a)
Termination Due to Death. If the Optionee’s Service Relationship terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of the Optionee’s death, may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier. Unless otherwise determined by the Administrator, any portion of this Stock Option that is not exercisable on the date of the Optionee’s death shall terminate and be of no further force or effect three months following the date of the Optionee’s death.

(b)
Termination Due to Disability. If the Optionee’s Service Relationship terminates by reason of the Optionee’s disability (as determined by the Administrator), any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of such termination, may thereafter be exercised by the Optionee for a period of 12 months from the date of disability or until the Expiration Date, if earlier. Unless otherwise determined by the Administrator, any portion of this Stock Option that is not exercisable on the date of disability shall terminate immediately and be of no further force or effect.

(c)
Termination for Cause. If the Optionee’s Service Relationship is terminated by the Company or an Affiliate for Cause, any portion of this Stock Option outstanding on such date shall terminate immediately and be of no further force and effect. For purposes hereof, “Cause” shall mean, unless otherwise provided in an employment, consulting or other service agreement between the Company or an Affiliate and the Optionee, a determination by the Administrator that the Optionee Service Relationship will be terminated as a result of (i) any material breach by the Optionee of any agreement between the Optionee and the Company or an Affiliate; (ii) the conviction of, indictment for or plea of nolo contendere by the Optionee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Optionee of the Optionee’s duties to the Company or an Affiliate, including failure to comply with the Company’s codes, policies and procedures or legal obligations.
(d)
Other Termination. If the Optionee’s Service Relationship terminates for any reason other than the Optionee’s death, the Optionee’s disability or Cause, and unless otherwise determined by the Administrator, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier. Unless otherwise determined by the Administrator, any portion of this Stock Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.
(e)
The Administrator’s determination of the reason for termination of the Optionee’s Service Relationship shall be conclusive and binding on the Optionee and the Optionee’s representatives or legatees.
4.
Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
5.
Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

6.
Status of the Stock Option. This Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), but the Company does not represent or warrant that this Stock Option qualifies as such. The Optionee should consult with the Optionee’s own tax advisors regarding the tax effects of this Stock Option and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements and that this Stock Option must be exercised within three months after termination of employment as an employee (or 12 months in the case of death or disability) to qualify as an “incentive stock option.” To the extent any portion of this Stock Option does not so qualify as an “incentive stock option,” such portion shall be deemed to be a non-qualified stock option. If the Optionee intends to dispose or does dispose (whether by sale, gift, transfer or otherwise) of any Option Shares within the one-year period beginning on the date after the transfer of such shares to the Optionee, or within the two-year period beginning on the day after the grant of this Stock Option, the Optionee will so notify the Company within 30 days after such disposition.
7.
Tax Withholding.
(a)
Withholding. The Optionee shall, not later than the date as of which amounts with respect to this Stock Option become includable in the gross income of the Optionee for income tax purposes, pay to the Company or its Affiliates, or make arrangements satisfactory to the Administrator for payment of, any U.S. federal, state or local, and non-U.S. or other taxes of any kind required by law to be withheld by the Company or its Affiliates with respect to the Stock Option. The Administrator may require that the Company’s or Affiliate’s tax withholding obligation is satisfied, in whole or in part, by (i) the Company withholding from Option Shares a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment or (ii) an arrangement whereby a certain number of Option Shares are immediately sold and proceeds from such sale are remitted to the Company or an Affiliate in an amount that would satisfy the withholding amount due.
(b)
Acknowledgments. The Optionee acknowledges that the Optionee is responsible for obtaining the advice of the Optionee’s own tax advisors with respect to the Stock Option, and the Optionee is not relying on any statements or representations of the Company or any of its agents with respect to any tax consequences relating to the Stock Option. The Optionee understands that the Optionee (and not the Company) is responsible for the Optionee’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Option Shares.
(c)
Reporting. The Optionee acknowledges and agrees to comply with all necessary reporting obligations in the Optionee’s jurisdiction (in relation to all taxes, social security contributions and any other similar charges) that arise in relation to the Stock Option.
8.
No Obligation to Continue Service Relationship. Neither the Company nor any Affiliate is obligated by or as a result of the Plan or this Agreement to continue the Optionee’s Service Relationship, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Affiliate to terminate the Optionee’s Service Relationship at any time.
9.
Integration. This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.
10.
Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and Affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
11.
Compensation Recovery Policy. If applicable, the Optionee hereby acknowledges receipt of the Company’s Compensation Recovery Policy, as may be amended or restated from time to time, and acknowledges and agrees that this Stock Option, and/or the shares of Stock issued upon exercise of this Stock Option, may be subject to recoupment under the Company’s Compensation Recovery Policy. Any action by the Company to recover Erroneously Awarded Compensation (as defined in the Compensation Recovery Policy) under the Compensation Recovery Policy from the Optionee shall not be deemed (i) an event giving rise to a right to resign for “good reason”, if applicable, or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Optionee or (ii) to constitute a breach of a contract or other arrangement to which the Optionee is a party.
12.
Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

INTELLIA THERAPEUTICS, INC.

By:

Name: John Leonard
Title:President and Chief Executive Officer

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

PARTICIPANT:
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%%ADDRESS_LINE_1%-%
%%ADDRESS_LINE_2%-%
%%CITY_STATE_ZIPCODE%-%